Exhibit 99.1

Quartzsea Acquisition Corporation Announces Pricing of $72,000,000

Upsized Initial Public Offering

New York, NY., March 17, 2025 – Quartzsea Acquisition Corporation (NASDAQ: QSEA, the “Company”), a Cayman Islands exempted company, announced today that it priced its initial public offering of 7,200,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “QSEAU” beginning on March 18, 2025. Each unit consists of one of the Company’s ordinary shares and one right, with each whole right entitling the holder thereof to receive one-fifth (1/5) of one ordinary share upon the consummation of an initial business combination. No fractional rights will be issued upon separation of the units and only whole rights will trade.

Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on NASDAQ under the symbols “QSEA” and “QSEAR”, respectively.

SPAC Advisory Partners, a division of Kingswood Capital Partners, LLC is acting as sole book-running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,080,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on March 19, 2025, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 14, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quartzsea Acquisition Corporation

Quartzsea Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Qi Gong

Chief Executive Officer

Email: qgong@quartzsea.com

Tel: (212) 612-1400